Exhibit 4.3

STOCK OPTION AGREEMENT

        This Stock Option Agreement (the “Agreement”) is entered into effective as of ______________ (the “Date of Grant”), by and between __________ (the “Optionee”) and Travelzoo Inc., a Delaware corporation (the “Company”).

RECITALS

        WHEREAS, the Company wishes to grant the Optionee stock options to purchase shares of the Company’s common stock, par value $0.01 (the “Option”) as compensation for the Optionee’s service on the Company’s Board of Directors;

        WHEREAS, the Compensation Committee of the Board of Directors and the shareholders of the Company approved the grant of the Option to the Optionee; and

        WHEREAS, the Company has reserved such number of shares of the Company’s Common Stock as may from time to time be issuable upon exercise of the Option.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing recitals and the promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties represent, covenant and agree as follows:

       1.        Grant of Option. The Company hereby grants to the Optionee, and the Optionee hereby accepts, an Option, to purchase from the Company ___________ shares of the Company’s Common Stock (the “Option Shares”) at an exercise price of $______ per share (the “Exercise Price”), subject to the terms and conditions set forth in this Agreement.

       This Option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

       2.        Vesting Schedule. This Option shall vest and shall be exercisable, in whole or in part, immediately upon execution of this Agreement.

       3.        Term of Option. This Option may be exercised at any time from the Date of Grant in accordance with the terms of this Agreement. This Option shall terminate ten (10) years from the Date of Grant subject to the restrictions and limitations of Section 6 below.

       4.        Method of Exercise.

                    (a)        This Option shall be exercisable by delivery of a written exercise notice which shall state the Optionee’s election to exercise the Option, the number of Option Shares with respect to which the Option is being exercised, and such other warranties, representations and agreements regarding Optionee’s investment intent with respect to such shares of Common Stock as may be required by the Company to comply with applicable securities laws (the “Exercise Notice”). The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to any one of the Company’s officers. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

                    (b)        Payment of the aggregate Exercise Price for Option Shares being purchased may be made (i) in cash or by check, or (ii) by any other means of exercise authorized from time to time by the Company’s Board of Directors.

                    (c)        No shares of Common Stock shall be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Common Stock may then be listed. Assuming such compliance, for income tax purposes the shares of Common Stock shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such shares.

       5.        Investment Representation. The Optionee hereby represents and warrants to the Company that the Optionee, by reason of the Optionee’s relationship to the Company and Optionee’s access to all financial and other information regarding the Company or Optionee’s business or financial experience (or the business or financial experience of the Optionee’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Optionee’s own interests in connection with the transactions contemplated under this Agreement.

       6.        Death of Optionee. In the event of Optionee’s death while this Option remains exercisable, the Optionee’s legal representative or representatives or the persons entitled to do so under the Optionee’s last will and testament or under applicable intestate laws shall have the right to exercise this Option at any time within a period of one (1) year after death, but in no event after ten (10) years from the Date of Grant.

       7.        Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or similar change affecting the Common Stock, a substitution or proportionate adjustment shall be made in the kind, number and exercise price of shares of Common Stock subject to the unexercised portion of the Option. The terms of such substitution or adjustment shall be as reasonably determined by the Company’s Board of Directors.

       8.        Non-Transferability of Option. Without the express written consent of the Board of Directors of the Company, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during Optionee’s lifetime only by Optionee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

       9.        Securities Laws Requirements. This Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act of 1933 (the “Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that Optionee furnish a written representation that he is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public. The Optionee hereby represents and warrants that he understands that the Option Shares are “restricted securities,” as defined in Rule 144 under the Act, and that any resale of the Option Shares must be in compliance with the registration requirements of the Act, or an exemption therefrom, and with the requirements of any applicable “Blue Sky” law. Each certificate representing Option Shares shall bear the legends set forth below and any other legends that may be required by the Company or by any federal or state securities laws:

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THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES THEREUNDER, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

        Further, if the Company decides, in its sole discretion, that the listing or qualification of the Option Shares under any securities or other applicable law is necessary or desirable, the Option shall not be exercisable, in whole or in part, unless and until such listing or qualification, or a consent or approval with respect thereto, shall have been effected or obtained free of any conditions not acceptable to the Company.

       10.        No Obligation to Register Option Shares. The Company shall be under no obligation to register the Option Shares pursuant to the Act or any other federal or state securities laws.

       11.        Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Optionee shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer or grant any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Option Shares acquired under this Agreement without the prior written consent of the Company or its underwriters.

       12.        Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by the Optionee in violation of the provisions of this Agreement or the Certificate of Incorporation of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

       13.        Withholding Requirements. The Company’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Optionee.

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       14.        Taxation Upon Exercise of Option. Optionee understands that, upon exercising the Option, he may recognize income for tax purposes, both federal and state, in an amount equal to the excess of the then fair market value of the Option Shares over the Exercise Price. However, the timing of this income recognition may be deferred for up to six months if Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation, or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. The Optionee shall satisfy his tax withholding obligation arising upon the exercise of this Option out of Optionee’s compensation or by payment to the Company.

       15.        Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto related to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating thereto. There are no other agreements, understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

       16.        Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

       17.        Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

       18.        Amendment. This Agreement may be altered or amended only by an instrument in writing signed by each of the parties hereto, and such alteration or amendment shall be binding upon the parties, and all other persons or entities.

       19.        Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

       20.        Notices. All notices and other communications under this Agreement (“Notices”) shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or (ii) when dispatched, during the normal business hours of the addressee, by customary means of telefacsimile, on the date dispatched or, if dispatched after the recipient’s normal business hours, at the opening of business on the next business day, or (iii) on the third business day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid; provided, however, that Notices to the Company concerning the exercise of the Option shall be deemed to have been duly given only on the date actually received by the Company. Notices to (i) the Company shall be addressed to any one of the Company’s Officers at the Company’s corporate headquarters, and (ii) the Optionee at his address in the Company’s records.

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        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

OPTIONEE:	TRAVELZOO INC., a Delaware corporation

Ralph Bartel President

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Schedule to Form of Stock Option Agreement

Each of the persons listed below entered into a Stock Option Agreement with Travelzoo Inc. substantially identical in all material respects to the Form of Stock Option Agreement to which this Schedule is attached, except as to the parties thereto, the grant date, and the other details set forth below. The material details in which each such Stock Option Agreement differ from the Form of Stock Option Agreement are set forth below. The Stock Option Agreements are not filed as separate documents in accordance with Item 601 (Instruction 2) of Regulation S-K.

Optionee	Date of Grant	Option Shares	Exercise Price
Ralph Bartel	October 30, 2001	30,000	$ 2.00
Suzanne L. Durfee	October 30, 2001	30,000	$ 2.00
David J. Ehrlich	October 30, 2001	30,000	$ 2.00
Suzanna Mak	October 30, 2001	30,000	$ 2.00
Donovan Neale-May	October 30, 2001	30,000	$ 2.00
Carol J.S. Roth	October 30, 2001	30,000	$ 2.00
Kelly M. Urso	October 30, 2001	30,000	$ 2.00
Ralph Bartel	March 25, 2002	5,000	$ 3.00
Suzanne L. Durfee	March 25, 2002	5,000	$ 3.00
David J. Ehrlich	March 25, 2002	5,000	$ 3.00
Suzanna Mak	March 25, 2002	5,000	$ 3.00
Donovan Neale-May	March 25, 2002	5,000	$ 3.00
Carol J.S. Roth	March 25, 2002	3,589	$ 3.00
Kelly M. Urso	March 25, 2002	5,000	$ 3.00